Exhibit 99.1

November 1, 2016

Split-Off of Liberty Expedia Holdings Approved at Liberty Interactive’s Special Meeting of Stockholders

ENGLEWOOD, Colo.—(BUSINESS WIRE)— Liberty Interactive Corporation (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) (“Liberty Interactive”) announced today that, at its special meeting of stockholders held on November 1, 2016 at 9:30 a.m. MT, the holders of Liberty Ventures common stock entitled to vote thereat approved the split-off (the “Split-Off”) of Liberty Expedia Holdings, Inc. (“Liberty Expedia”) from Liberty Interactive.

Assuming all other conditions to the Split-Off are satisfied or waived, as applicable, at 5:00 p.m., New York City time, on November 4, 2016, Liberty Interactive will redeem (i) 0.4 of each outstanding share of its Series A Liberty Ventures common stock for 0.4 of a share of Liberty Expedia’s Series A common stock and (ii) 0.4 of each outstanding share of its Series B Liberty Ventures common stock for 0.4 of a share of Liberty Expedia’s Series B common stock. Cash will be paid in lieu of any fractional shares (after taking into account all of the shares of Liberty Ventures common stock and Liberty Expedia common stock owned by each holder thereof, as applicable).

Liberty Interactive has been advised by Nasdaq that shares of Liberty Expedia’s Series A and Series B common stock will trade on a when-issued basis on the Nasdaq Global Select Market under the symbols “LEXAV” and “LEXBV”, respectively, on November 4, 2016, subject to Nasdaq’s approval for the listing of Liberty Expedia’s common stock. Liberty Interactive expects that Liberty Expedia’s Series A and Series B common stock will begin trading in the regular way on the Nasdaq Global Select Market under the symbols “LEXEA” and “LEXEB,” respectively, beginning on November 7, 2016.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the completion of the proposed Split-Off and the trading of Liberty Expedia’s common stock. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, Liberty Interactive’s ability to satisfy the conditions to the proposed Split-Off. These forward-looking statements speak only as of the date of this press release, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive’s business which may affect the statements made in this press release.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive Corporation’s subsidiaries, QVC, Inc. and zulily, llc, and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation’s businesses and assets other than those attributed to the QVC Group, including its interests in Expedia, Liberty Broadband Corporation and FTD, its subsidiaries Bodybuilding.com and Evite, and minority interests in Interval Leisure Group, Time Warner, Lending Tree and Charter.

Additional Information

Nothing in this communication shall constitute a solicitation to buy or an offer to sell shares of Liberty Expedia or any of Liberty Interactive’s tracking stocks. The offer and sale of shares in the proposed Split-Off will only be made pursuant to Liberty Expedia’s effective registration statement. Liberty Interactive stockholders and other investors are urged to read the registration statement and the joint proxy statement/prospectus regarding the transaction filed with the SEC and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information about the proposed Split-Off. Copies of these SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein are also available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5420.

Liberty Interactive Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Interactive Corporation